UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 8, 2020

Wize Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5b Hanagar Street, Hod Hasharon, Israel	4527708
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 72-260-0536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events.

As previously reported, (i) Wize Pharma, Inc (the “Company”) issued and sold shares of the Company’s Series B Non-Voting Redeemable Preferred Stock (the “Preferred Stock”), pursuant to a Securities Purchase Agreement dated January 9, 2020 and (ii) pursuant to the Certificate of Designations of the Preferred Stock filed with the Secretary of State of Delaware (the “Series B Certificate of Designations”), the Preferred Stock entitled its holders, among other things, to receive, upon redemption of the Preferred Stock, 80% of the ordinary shares of Bonus BioGroup Ltd. (“Bonus”) issued to the Company (the “Bonus Shares”) pursuant to agreements by and between the Company and Bonus (the “Bonus Agreements”).

On July 8, 2020, the Company elected to redeem all of the Preferred Stock. As a result, the Company will distribute 68,191,200 Bonus Shares to the (now former) holders of Preferred Stock. As a result of such distribution, as of the date hereof, the Company beneficially owns 17,047,800 Bonus Shares, representing approximately 1.76% of the outstanding shares of Bonus (excluding 5,682,600 Bonus Shares that are deposited with a trustee, and will be transferred to the Company upon satisfaction of certain conditions set forth in the Bonus Agreements).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wize Pharma, Inc.

	By:	/s/ Or Eisenberg
	Name:	Or Eisenberg
Date: July 14, 2020	Title:	Chief Financial Officer